EXHIBIT 2.1

                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER


                                     Among


                               REUTERS GROUP PLC,


                         PROTON ACQUISITION CORPORATION


                                      and


                                MULTEX.COM, INC.


                         Dated as of February 24, 2003

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                   THE OFFER

Section 1.1    The Offer.......................................................2
Section 1.2    The Top-Up Option...............................................4
Section 1.3    Exercise of the Top-Up Option...................................4
Section 1.4    The Top-Up Closing..............................................5

                                   ARTICLE II
                                   THE MERGER

Section 2.1    Effective Time of the Merger....................................6
Section 2.2    Closing.........................................................6
Section 2.3    Effects of the Merger...........................................6
Section 2.4    Certificate of Incorporation and Bylaws.........................6
Section 2.5    Directors.......................................................6
Section 2.6    Officers........................................................7
Section 2.7    Board of Directors; Committees..................................7

                                  ARTICLE III
                            CONVERSION OF SECURITIES

Section 3.1    Conversion of Capital Stock.....................................8
Section 3.2    Exchange of Certificates........................................9
Section 3.3    Closing of Company Transfer Books..............................10
Section 3.4    Withholding....................................................10
Section 3.5    Lost, Stolen or Destroyed Certificates.........................10
Section 3.6    Further Assurances.............................................10

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1    Organization...................................................11
Section 4.2    Capitalization.................................................11
Section 4.3    Authority......................................................13
Section 4.4    Consents and Approvals; No Violations..........................13
Section 4.5    Permits........................................................14
Section 4.6    SEC Reports, Financial Statements and No Material
                 Undisclosed Liabilities......................................14
Section 4.7    Disclosure Documents...........................................15
Section 4.8    Litigation.....................................................16
Section 4.9    Absence of Certain Changes.....................................16
Section 4.10   Taxes..........................................................17
Section 4.11   Benefit Plans; Employment-Related Agreements...................19
Section 4.12   Opinion of Financial Advisor...................................20


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


Section 4.13   Board Approval; Certain Antitakeover Provisions Not
                 Applicable...................................................20
Section 4.14   Intellectual Property..........................................21
Section 4.15   Vote Required..................................................23
Section 4.16   Brokers........................................................24
Section 4.17   Environmental Matters..........................................24
Section 4.18   Personal Property, Real Property and Leases....................25
Section 4.19   Contracts......................................................25
Section 4.20   Customers and Suppliers........................................27
Section 4.21   Transactions with Affiliates...................................27
Section 4.22   Labor Matters..................................................27
Section 4.23   Broker-Dealer..................................................28

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 5.1   Organization...................................................28
Section 5.2   Authority......................................................28
Section 5.3   Consents and Approvals; No Violations..........................28
Section 5.4   Disclosure Documents...........................................29
Section 5.5   Financing......................................................30
Section 5.6   Brokers........................................................30

                                   ARTICLE VI
                                   COVENANTS

Section 6.1   Interim Operations.............................................30
Section 6.2   Reasonable Best Efforts........................................32
Section 6.3   Access to Information..........................................33
Section 6.4   Company Stockholders' Meeting..................................34
Section 6.5   Company Stock Option Plan; Warrants............................35
Section 6.6   Company Benefit Plans..........................................37
Section 6.7   No Solicitation................................................38
Section 6.8   Notification of Certain Matters................................40
Section 6.9   Public Announcements...........................................40
Section 6.10  State Takeover Laws............................................41
Section 6.11  Indemnification and Insurance..................................41

                                  ARTICLE VII
                                   CONDITIONS

Section 7.1   Conditions to Each Party's Obligation To Effect the Merger.....43

                                  ARTICLE VIII
                                  TERMINATION

Section 8.1   Termination....................................................43
Section 8.2   Effect of Termination..........................................44

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1   Nonsurvival of Representations and Warranties..................46
Section 9.2   Amendment......................................................46
Section 9.3   Extension; Waiver..............................................46
Section 9.4   Notices........................................................46
Section 9.5   Interpretation.................................................47
Section 9.6   Counterparts...................................................48
Section 9.7   Entire Agreement; No Third Party Beneficiaries.................48
Section 9.8   GOVERNING LAW..................................................49
Section 9.9   Specific Performance...........................................49
Section 9.10  Assignment.....................................................49
Section 9.11  Validity.......................................................49
Section 9.12  Procedure for Termination, Amendment, Extension or Waiver......49
Section 9.13  Jurisdiction...................................................50
Section 9.14  Company Disclosure Schedule....................................50


ANNEX A.....................................................................A-1

ANNEX B.....................................................................B-1

                             Index of Defined Terms


Defined Term                                             Location of Definition

13E-3 Transaction Statement...................................Section 1.1(b)
Action........................................................Section 4.8
affiliate.....................................................Section 9.5
Agreed Representations........................................Annex A
Agreement.....................................................Preamble
Base Date.....................................................Section 4.9
Benefit Continuation Period...................................Section 6.6
Benefit Plans.................................................Section 4.11(a)
Certificate of Merger.........................................Section 2.1(b)
Certificates..................................................Section 3.1(c)
Closing.......................................................Section 2.2
Closing Date..................................................Section 2.2
Code..........................................................Section 3.4
Company.......................................................Preamble
Company Common Stock .........................................Recitals
Company Disclosure Schedule...................................Article IV
Company Material Adverse Effect ..............................Section 9.5
Company Proxy Statement.......................................Section 4.7(b)
Company SEC Documents.........................................Section 4.6
Company Stock Option Plan.....................................Section 4.2(a)
Condition Termination Date....................................Annex A
Confidentiality Agreement.....................................Section 6.3
Constituent Corporations......................................Preamble
Contract .....................................................Section 4.4
Covered Affiliate.............................................Section 4.21
Delaware Courts ..............................................Section 9.13
DGCL..........................................................Section 2.1(a)
Dissenting Stockholder........................................Recitals
Effective Time................................................Section 2.1(b)
Employees.....................................................Section 4.11(a)
End Date......................................................Section 8.1(b)
Environmental Law.............................................Section 4.17(b)
ERISA.........................................................Section 4.11(a)
ERISA Affiliate ..............................................Section 4.11(c)
ERISA Plans ..................................................Section 4.11(b)
Exchange Act..................................................Section 1.1(a)
Expiration Date...............................................Section 1.1(a)
Filing Office.................................................Section 2.1(b)
GAAP..........................................................Section 4.6
Governmental Entity...........................................Section 4.4
Hazardous Substance...........................................Section 4.17(c)


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


HSR Act.......................................................Section 4.4
Indemnified Parties ..........................................Section 6.11
Independent Directors.........................................Section 2.7
Information Statement.........................................Section 4.7(a)
Initial Expiration Date.......................................Section 1.1(a)
Intellectual Property.........................................Section 4.14(a)
Intellectual Property Contracts...............................Section 4.14(a)
IRS...........................................................Section 4.10(a)
IP Claims.....................................................Section 4.14(b)
IT Assets.....................................................Section 4.14(a)
Licensed Intellectual Property................................Section 4.14(a)
Liens.........................................................Section 4.2(b)
Material Contracts............................................Section 4.19
Merger........................................................Recitals
Merger Consideration..........................................Section 3.1(c)
Minimum Condition.............................................Annex A
Offer.........................................................Recitals
Offer Documents...............................................Section 1.1(b)
Offer to Purchase.............................................Section 1.1(a)
Options.......................................................Section 4.2(a)
Original Agreement............................................Recitals
Parent........................................................Preamble
Paying Agent..................................................Section 3.2(a)
Permits ......................................................Section 4.5
Per Share Amount..............................................Recitals
Purchaser.....................................................Preamble
Registered....................................................Section 4.14(a)
Rights........................................................Section 4.2(c)
SEC...........................................................Section 1.1(a)
Securities Act................................................Section 4.6(a)
Schedule 14D-9 ...............................................Section 1.1(a)
Schedule TO...................................................Section 1.1(b)
Scheduled Intellectual Property...............................Section 4.14(b)
Special Committee.............................................Section 4.12
Standstill Agreement..........................................Section 9.7
Subsidiary....................................................Section 3.1(b)
Superior Proposal.............................................Section 6.7(b)
Surviving Corporation.........................................Recitals
Takeover Proposal.............................................Section 6.7(a)
Takeover Proposal Interest....................................Section 6.7(a)
Tax Return....................................................Section 4.10(c)
Taxes.........................................................Section 4.10(c)
Tender and Voting Agreements..................................Recitals
Termination Fee...............................................Section 8.2(b)
Top-Up Closing................................................Section 1.3(d)
Top-Up Exercise Event.........................................Section 1.3(b)


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


Top-Up Exercise Notice .......................................Section 1.3(c)
Top-Up Notice Date ...........................................Section 1.3(d)
Top-Up Option.................................................Section 1.2
Top-Up Option Shares .........................................Section 1.2
Top-Up Termination Date ......................................Section 1.3(c)
Trade Secrets ................................................Section 4.14(a)
UKLA .........................................................Section 5.3
Voting Debt...................................................Section 4.2(c)
WARN ACT......................................................Section 4.22(b)
Warrants......................................................Section 4.2(a)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of February 24, 2003 (this "Agreement") among Reuters Group PLC, a public limited company organized under the laws of England and Wales ("Parent"), Proton Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Multex.com, Inc., a Delaware corporation (the "Company" and together with Purchaser, the "Constituent Corporations").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS it is proposed that Purchaser will make a tender offer (as such offer may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), for $7.35 per share of Company Common Stock (such amount, or any other amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, being hereinafter referred to as the "Per Share Amount"), net to each seller in cash, in accordance with the terms and subject to the conditions provided herein;

          WHEREAS the respective Boards of Directors of Parent, Purchaser and the Company have approved and declared advisable this Agreement, the Offer and the merger (the "Merger") of Purchaser with and into the Company (after such time, the "Surviving Corporation") following the consummation of the Offer, upon the terms and subject to the conditions hereof, whereby pursuant to the Offer each issued and outstanding share of Company Common Stock properly tendered and not withdrawn will be purchased by Purchaser at a price per share equal to the Per Share Amount, net to each seller in cash, and subsequent to the Offer, each issued and outstanding share of Company Common Stock not owned, directly or indirectly, by the Company, Parent or any of their respective Subsidiaries (as defined in Section 3.1(b)), excluding shares of Company Common Stock held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of shares of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (each such person, a "Dissenting Stockholder"), will be converted into the right to receive the Per Share Amount pursuant to the Merger;

          WHEREAS certain stockholders of the Company have entered into a Tender and Voting Agreement, (collectively, the "Tender and Voting Agreements"), providing, among other things, that the stockholders party thereto shall tender all shares of Company Common Stock owned by them to Purchaser pursuant to the Offer;

          WHEREAS Parent, Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

          WHEREAS, on and as of the date hereof, the parties to the Agreement and Plan of Merger dated as of February 17, 2002 (the "Original Agreement") have agreed to amend and restate the Original Agreement in full to read as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree that, on and as of the date of this Agreement, the Original Agreement is hereby amended and restated to read as follows:

                                  ARTICLE I.
                                   THE OFFER

          Section 1.1 The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or circumstances set forth in Annex A hereto (other than in clauses (i) or (ii) of Annex A) shall have occurred or be existing (unless, to the extent permitted hereby, waived), within five business days of the date hereof, Purchaser will commence the Offer for all outstanding shares of Company Common Stock. The Offer shall be subject only to the conditions set forth in Annex A hereto; provided, that Purchaser may waive any condition, except, that Purchaser shall not, without the prior written consent of the Company, (i) waive the Minimum Condition (as defined in Annex A), (ii) reduce the number of shares of Company Common Stock subject to the Offer, (iii) reduce the Per Share Amount, (iv) modify or add to the conditions set forth in Annex A, or (v) change the form of consideration payable in the Offer. Subject to the terms and conditions thereof and the immediately following sentence, the Offer shall initially expire at midnight, New York City time, on the date that is twenty business days after the date that the Offer is commenced (the "Initial Expiration Date", and any expiration time and date established pursuant to any extension of the Offer under this Agreement, as so extended, the "Expiration Date"). Notwithstanding the foregoing, Purchaser shall be obligated (i) to extend the Offer, from time to time, if at the Initial Expiration Date or any subsequent Expiration Date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Company Common Stock are not satisfied until those conditions are satisfied (or, to the extent permitted hereby, waived) and (ii) to extend the Offer for any period required by any order, decree or ruling of, or any rule, regulation, interpretation or position of, any Governmental Entity (as defined in Section 4.4) applicable to the Offer. Following the final Expiration Date and consummation of the Offer, Purchaser may, in its sole discretion, provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Offer will be made by means of an offer to purchase (the "Offer to Purchase") and related letter of transmittal containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Upon the terms and subject to the satisfaction or, to the extent permitted hereby, waiver of the conditions of the Offer as of the Initial Expiration Date or any final Expiration Date, Purchaser will accept for payment and pay for all shares of Company Common Stock duly tendered and not withdrawn promptly after such Expiration Date, and Parent shall or shall cause one of its affiliates to promptly provide to the Paying Agent (as defined in Section 3.2(a)), as and when needed, all funds necessary to pay for the shares of Company Common Stock accepted for payment in the Offer or acquired during the "subsequent offering period." Purchaser shall accept tenders of shares of Company Common Stock through the delivery of certificates representing Warrants (as defined in Section 4.2(a)) pursuant to such procedures as Purchaser and the Company agree and may be specified in the Offer; provided, that such procedures shall permit each tendering holder of Warrants to receive the same amount such holder would have received had the holder exercised the Warrant for

Company Common Stock prior to tender (i.e., the Per Share Price times the number of shares of Company Common Stock for which the Warrant is then exercisable), less the aggregate exercise price for such number of shares of Company Common Stock. Subject to Section 6.7, the Company's Board of Directors shall recommend to its stockholders that they accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer in a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements thereto and including the exhibits thereto, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") on the date the Offer Documents are filed with the SEC. Each of the Company, Parent and Purchaser will promptly correct any information provided by it in writing specifically for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Company Common Stock and holders of Warrants to whom the Offer was sent, in each case as and to the extent required by applicable law.

          (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser will file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. Parent agrees, as to the Schedule TO and the included Offer to Purchase and related letter of transmittal (which, with the documents included in the Schedule TO, including, but not limited to, the Rule 13E-3 Transaction Statement (the "13E-3 Transaction Statement"), pursuant to which the Offer shall be made and together with any supplements thereto and including the exhibits thereto, constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and Purchaser will disseminate the Offer Documents (other than the Schedule TO) to holders of Company Common Stock and holders of Warrants. Each of Parent, Purchaser and the Company will promptly correct any information provided by it in writing specifically for use in the Offer Documents that becomes false or misleading in any material respect, and each of Parent and Purchaser will take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC, and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock and holders of Warrants, in each case as and to the extent required by applicable law. The Company and its counsel, as to the Offer Documents, and Parent, Purchaser and their counsel, as to the Schedule 14D-9, shall be given a reasonable opportunity to review and comment on such documents prior to their being filed with the SEC and to review any comments received from the SEC with respect to such documents, and Parent, Purchaser and the Company agree to give reasonable consideration to the comments of the Company and its counsel and Parent, Purchaser and their counsel, respectively. The Company and its counsel and Parent, Purchaser and their counsel will provide Parent, Purchaser and their counsel, on the one hand, and the Company and its counsel, on the other hand, with a reasonable opportunity to participate in all communications, if any, with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Offer, the Offer Documents, the Merger or this Agreement.

          (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Purchaser a list, as of a recent date, of the record holders of shares of Company Common Stock and of Warrants and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and all record holders of Warrants, and lists of security positions of shares of Company Common Stock held in stock depositories. The Company will furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and record holders of Warrants and their addresses, mailing labels and lists of security positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock and the record and beneficial holders of Warrants.

          Section 1.2 The Top-Up Option.

          Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the "Top-Up Option") to purchase up to that number of shares of Company Common Stock (the "Top-Up Option Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, Purchaser and any other affiliates of Parent immediately following consummation of the Offer, shall constitute at least 90 percent of the shares of Company Common Stock then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all Options (as defined in Section 4.2), Warrants and any other rights to acquire Company Common Stock on the date of the Top-Up Exercise Event (as defined in Section 1.3)) at a purchase price per Top-Up Option Share equal to the Per Share Amount.

          Section 1.3 Exercise of the Top-Up Option.

          (a) Purchaser may, at its election, exercise the Top-Up Option, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date.

          (b) A "Top-Up Exercise Event" shall occur upon Purchaser's acceptance for payment pursuant to the Offer of Company Common Stock constituting, together with Company Common Stock owned directly or indirectly by Parent, Purchaser and any other affiliates of Parent, less than 90 percent of the shares of the Company Common Stock then outstanding on a fully diluted basis (assuming the exercise of all Options, Warrants and any other rights to acquire Company Common Stock on the date of the Top-Up Exercise Event), but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under applicable law or regulation (including, but not limited to, NASDAQ rules and regulations, including Section 4350(i)(1)(D) of the NASD Manual) or (ii) NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, and there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Top-Up Shares. Upon and after the request of Parent, the Company will use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from NASDAQ as promptly as possible after any such request.

          (c) The "Top-Up Termination Date" shall occur upon the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement, (iii) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and
(iv) the date that is ten business days after the Top-Up Notice Date unless the Top-Up Closing shall have previously occurred.

          (d) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of receipt of such notice being referred to herein as the "Top-Up Notice Date") specifying the place for the closing of the purchase and sale pursuant to the Top-Up Option (the "Top-Up Closing") and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

          Section 1.4 The Top-Up Closing.

          (a) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Purchaser a certificate or certificates evidencing the applicable number of Top-Up Option Shares and (ii) Purchaser shall purchase each Top-Up Option Share from the Company at the Per Share Amount; provided, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise. Payment by Purchaser of the purchase price for the Top-Up Option Shares may be made, at the option of Purchaser, by delivery of (i) immediately available funds by wire transfer to an account designated by the Company or
(ii) a promissory demand note issued by Purchaser in customary form that is reasonably acceptable to the parties and in a principal face amount equal to the aggregate amount of the purchase price for the Top-Up Option Shares.

          (b) Upon the delivery by Purchaser to the Company of the Top-Up Exercise Notice, and the tender of the applicable Per Share Amount in either of the two forms described in Section 1.4(a), Purchaser shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Top-Up Option Shares shall not then be actually delivered to Purchaser or the Company shall have failed or refused to designate the bank account described in Section 1.4(a).

          (c) Purchaser shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.4.

          (d) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO

         REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                   ARTICLE II
                                   THE MERGER

          Section 2.1 Effective Time of the Merger. After acceptance for payment and payment for the shares of Company Common Stock pursuant to the Offer and otherwise subject to the terms and conditions hereof, the following shall occur:

          (a) In accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.1(b)), with the Company continuing as the Surviving Corporation and succeeding to and assuming all the rights and obligations of Purchaser in accordance with the DGCL.

          (b) A certificate of merger or other appropriate documents (the "Certificate of Merger") will be duly prepared and executed by the Company and Purchaser and thereafter delivered to the Delaware Secretary of State (the "Filing Office") for filing as provided in the DGCL as soon as practicable on the Closing Date (as defined in Section 2.2). The Merger will become effective upon the filing of the Certificate of Merger with the Filing Office or at such other later date or time as Purchaser and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

          Section 2.2 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day following the satisfaction or, if permissible, waiver of each of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, unless another date or place is agreed to by the parties hereto.

          Section 2.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the DGCL. The title to any real estate or any interest therein vested, by deed or otherwise, in the Company or Purchaser shall not revert or in any way become impaired by reason of the Merger.

          Section 2.4 Certificate of Incorporation and Bylaws.

          (a) The Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law.

          (b) The Bylaws of Purchaser shall be the Bylaws of the Surviving Corporation until amended in accordance therewith and with applicable law.

          Section 2.5 Directors. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

          Section 2.6 Officers. The officers of the Company at the Effective Time will be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until any removal in accordance therewith or until his or her successor is duly appointed and qualified.

          Section 2.7 Board of Directors; Committees. If requested by Parent, the Company will, promptly following the purchase by Purchaser of shares of Company Common Stock pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become a majority of the members of the Board of Directors of the Company. In furtherance thereof, the Company will increase the size of the Board of Directors of the Company, or secure the resignation of directors of the Company, or both, as is necessary to permit Parent's designees to be elected to the Board of Directors of the Company; provided, however, that the parties shall use their respective reasonable best efforts to ensure that, prior to the Effective Time, the Board of Directors of the Company shall at all times have at least two members (the "Independent Directors") who are members of the Special Committee (as defined in Section 4.12) on the date of this Agreement (each such individual, an "Independent Director"). At such time, the Company, if so requested, will cause persons designated by Purchaser to constitute a majority of each committee of the Board of Directors of the Company (other than the audit committee and the Special Committee), and of each board of directors of each Subsidiary of the Company and of each committee of each such board (in each case involving Subsidiaries of the Company to the extent of the Company's ability to cause the election of such persons). If, however, there are in office fewer than two Independent Directors for any reason, the Company's Board of Directors will take all action necessary to cause a person designated by the remaining Independent Directors to fill such vacancy, which person shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office will designate two persons to fill such vacancies who are not directors, officers or employees or affiliates of Parent or the Purchaser or any of their respective Subsidiaries or affiliates and such persons will be deemed to be Independent Directors for all purposes of this Agreement. Following the election or appointment of Parent's designees pursuant to this Section 2.7 and until the Effective Time, the approval of a majority of the Independent Directors, if any, will be required to authorize any: (i) termination of this Agreement by the Company; (ii) amendment of this Agreement; (iii) extension by the Company of time for performance of any obligation or action hereunder by Parent or the Purchaser;
(iv) waiver by the Company of compliance with any of the agreements or conditions contained herein; (v) consent by the Company hereunder, or (vi) other action of the Company hereunder or in connection with the transactions contemplated hereby. The Company's obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.7 (provided, that Purchaser shall have provided to the Company on a timely basis and shall be responsible for all information required to be included in the Schedule 14D-9 with respect to such designees) and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

          Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or of Purchaser:

          (a) Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) All shares of Company Common Stock that are owned, directly or indirectly, by the Company or any Subsidiary of the Company and any shares of Company Common Stock owned, directly or indirectly, by Parent, Purchaser or any other Subsidiary of Parent shall be cancelled and shall cease to exist and no cash, shares of capital stock of Parent or Purchaser or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding any partnership, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting general partnership interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary all the common equity interests of which are owned directly or through wholly owned Subsidiaries by such entity.

          (c) Subject to Sections 3.1(b) and 3.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Per Share Amount or any higher price paid for any share of Company Common Stock pursuant to the Offer (the "Merger Consideration"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 3.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

          Section 3.2 Exchange of Certificates.

          (a) Paying Agent. Parent shall or shall cause one of its affiliates to authorize a commercial bank (or other person) in the United States reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates.

          (b) Parent to Provide Funds. Parent shall or shall cause one of its affiliates to promptly provide to the Paying Agent, as needed, all the funds necessary to pay for the shares of Company Common Stock pursuant to Section 3.1.

          (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section
3.1 (after giving effect to any required tax withholdings), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1 (after giving effect to any required tax withholdings). Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration made available to the Transfer Agent pursuant to (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged those shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.2 before that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of those shares without any interest thereon. Any amounts remaining unclaimed by holders of shares of Company Common Stock seven years after the Effective Time (or any earlier date immediately before that time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

          Section 3.3 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no registration of transfers of shares of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

          Section 3.4 Withholding. The Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

          Section 3.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may reasonably impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance herewith. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

          Section 3.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the

Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in (a) the disclosure schedule delivered by the Company to Parent and attached as Annex B to this Agreement (the "Company Disclosure Schedule"), subject to Section 9.14 hereof, or (b) the Company's annual report on Form 10-K for its fiscal years ended December 31, 2001 or in any other Company SEC Document (as defined in Section 4.6) filed thereafter, but before the date of this Agreement, the Company represents and warrants to Parent and Purchaser as follows:

          Section 4.1 Organization.

          (a) Each of the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power authority, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.5) or the effect of materially impairing or delaying the ability of the Company to perform its obligations under this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, to the extent applicable in the relevant jurisdiction, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect or the effect of materially impairing or delaying the ability of the Company to perform its obligations under this Agreement.

          (b) The Company has heretofore made available to Parent a complete and correct copy of the Certificates of Incorporation and Bylaws of the Company, and such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

          Section 4.2 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock of which, as of February 10, 2003, 32,511,117 shares were issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, par value U.S. $0.01 per share, of which, as of the date hereof, none are issued or outstanding. As of the date of this Agreement, 530,000 treasury shares of Company Common Stock are owned by the Company or its Subsidiaries. No shares of capital stock of the Company have been acquired by the Company that are subject to any future payment obligation. No shares of Company Common Stock are subject to issuance except, as of February 3, 2003, (i) 9,343,138 shares of Company Common Stock were subject to issuance upon exercise of unexpired and unexercised Options (as defined below) under the Company's 1999 Stock Option Plan (the "Company Stock Option Plan") and of which Options to purchase 4,830,481 shares of Company Common Stock have an exercise price that is less than the Per Share Amount, (ii) 8,705 shares of Company Common Stock were subject to issuance upon exercise of unexpired and unexercised Options under the BuzzCompany.com Inc. 1999 Stock Option Plan and of which Options to purchase 8,705 shares of Company Common Stock have an exercise price that is less than the Per Share Amount, (iii) 207,350 shares of Company Common Stock were subject to issuance upon exercise of unexpired and unexercised Options under the Company's 1995 Market Guide Key Employee Incentive Plan and of which Options to purchase 81,300 shares of Company Common Stock have an exercise price that is less than the Per Share Amount, (iv) 400,000 shares of Company Common Stock were reserved for issuance pursuant to any other option plans, agreements or arrangements and of which Options to purchase zero shares of Company Common Stock have an exercise price that is less than the Per Share Amount, and (vi) 69,240 shares of Company Common Stock were subject to issuance upon exercise of outstanding Warrants for Company Common Stock (the "Warrants") issued by the Company. For purposes of this Agreement, "Options" means each unexpired and unexercised option on the Company Common Stock granted from time to time by the Company. The Company Disclosure Schedule contains a correct and complete list of each outstanding Option and Warrant to purchase shares of Company Common Stock, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Since February 3, 2003, the Company has not issued any shares of its capital stock, except for the issuance of Company Common Stock upon the exercise of options granted under the Company Stock Plan which were outstanding on February 3, 2003, and has not repurchased, redeemed or otherwise retired any shares of its capital stock and has not agreed to issue any shares of its capital stock. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Stock Plan or upon exercise of the Warrants or any other options will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto.

          (b) Each of the Company's Subsidiaries are wholly owned, directly or indirectly, by the Company, free and clear of any lien, claim, option, charge, security interest or encumbrance of any kind (collectively, "Liens"). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, trust, limited liability company or other entity.

          (c) Except as disclosed in Section 4.2.(a) of this Agreement or as a result of actions taken after the date of this Agreement in accordance with
Section 6.1 hereof, (i) no bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding, (ii) there are no existing options, warrants, calls, subscriptions, preemptive or other rights or other agreements or commitments of any character (collectively, "Rights") relating to the issued or unissued capital stock, treasury stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such Right and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Rights. The Company does not own, directly or indirectly, any voting interest in any person that may require a filing by Parent under the HSR Act (as defined in Section 4.4) or under the European Community Merger Regulations, as amended, or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions.

          Section 4.3 Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to, with respect to the Merger (if required by the DGCL), the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including by the approval of the Company's Board of Directors (acting upon the recommendation of the Special Committee), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger (if required by the DGCL), the approval and adoption of this Agreement and the Merger by the Company's stockholders as described in the preceding sentence. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

          Section 4.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, compliance by the Company with any of the provisions of this Agreement or execution, delivery or performance of the Tender and Voting Agreements will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company, or similar organizational documents of any Company Subsidiary, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a "Governmental Entity") (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended (the "HSR Act") or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions, (D) the filing with the SEC and The NASDAQ Stock Market, Inc. of
(1) the Schedule 14D-9, (2) the 13E-3 Transaction Statement and (3) the Company Proxy Statement if stockholder approval is required by law and other such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (E) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or require the giving of notice to or the obtaining of any consent or approval from any third party under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement or other instrument or obligation, including any Material Contract (as defined in Section 4.19), to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound (each a "Contract") or any Permit (as defined in Section 4.5) or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except, in the case of clauses (ii), (iii) and (iv), for such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          Section 4.5 Permits. Each of the Company and its Subsidiaries has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals ("Permits") necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          Section 4.6 SEC Reports, Financial Statements and No Material Undisclosed Liabilities.

          (a) Since December 31, 1999, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") (as they have been amended or supplemented since the time of their filing to the date hereof and including all such forms, reports, schedules, statements and documents filed with the SEC after the date of this Agreement, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included or incorporated by reference therein, (i) did not at the time they were filed, and in the case of the Company SEC Documents filed after the date hereof, will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied and, in the case of the Company SEC Documents filed after the date hereof will comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations thereunder including, without limitation, those amendments to the federal securities laws effected by, and those regulations adopted in accordance with, the Sarbanes-Oxley Act of 2002 to the extent applicable thereto.

          (b) The financial statements of the Company included or incorporated by reference in the Company SEC Documents filed before the date of this Agreement (i) comply and, in the case of the Company SEC Documents filed after the date hereof, will comply, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present and, in the case of the Company SEC Documents filed after the date hereof, will fairly present, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments which were not and will not be material in the aggregate), the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, in each case filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any type or kind (whether or not known, absolute, accrued, fixed, contingent, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any of its Subsidiaries or in the notes thereto, or otherwise), other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as required by GAAP or applicable law or regulation, the Company has not, since December 31, 2001, made any change in the accounting practices or policies applied in the preparation of its financial statements. Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect, whether individually or in the aggregate, the books and records of the Company and its Subsidiaries have been maintained in accordance with all applicable legal and accounting requirements.

          Section 4.7 Disclosure Documents.

          (a) None of the Schedule 14D-9, the 13E-3 Transaction Statement and the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement") nor any of the information supplied by the Company or any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Information Statement or the Offer Documents (including any amendments or supplements thereto) are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the respective times when they are filed with the SEC or are first published, sent or given to stockholders, the Schedule 14D-9, the 13E-3 Transaction Statement and the Information Statement (including any amendments or supplements thereto) will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or the Purchaser or any of its representatives for inclusion in the Schedule 14D-9, the 13E-3 Transaction Statement or the Information Statement (including any amendments or supplements thereto).

          (b) The proxy or information statement relating to any meeting of the Company's stockholders that may be required to be held in connection with the Merger (as it may be amended from time to time, the "Company Proxy Statement") will not, when filed with the SEC, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The Company Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or the Purchaser or any of its representatives for inclusion in the Company Proxy Statement.

          Section 4.8 Litigation. There is no suit, claim, action, litigation, proceeding, investigation or other application (hereinafter an "Action") instituted or pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries by or before any Governmental Entity that is reasonably likely to be resolved adversely to the Company, which, if so resolved, would have or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, judgment, writ, award, injunction or decree that is material to the business of the Company and its Subsidiaries, taken as a whole.

          Section 4.9 Absence of Certain Changes. Since September 30, 2002 (the "Base Date"), except for any actions that may be taken after the date of this Agreement in compliance with Section 6.1, there has not been:

          (a) any event, change or development which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

          (b) any material damage, destruction or other casualty loss with respect to any material asset or property that is owned, leased or otherwise used by the Company or any of its Subsidiaries;

          (c) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any change in any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

          (f) any material Tax election made or changed, any annual Tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax

Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

          (g) (i) any increase in the salary, wage, bonus or other compensation or grant or award of or increase in any benefits payable or that could become payable by the Company or any of its Subsidiaries to the officers or key employees listed on Section 4.9(g) of the Company Disclosure Schedule, (ii) any amendment to any of the Company's compensation and benefit plans affecting any such officers or key employees, (iii) any establishment, adoption or entry into any new Benefit Plan (as defined in Section 4.11(a)) affecting any such officers or key employees or (iv) any agreements between the Company, on the one hand, and any such officer or key employee, on the other;

          (h) any issuance or sale by the Company or any Subsidiary of (i) any shares of its capital stock, or any shares of capital stock of any of its Subsidiaries, of any class; (ii) any securities convertible into or exchangeable or exercisable for any shares of its capital stock of any class or any Voting Debt; and (iii) any options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock of any class or any Voting Debt, in each case other than shares of Company Common Stock issued pursuant to the exercise of options, warrants and other stock based awards;

          (i) any transfer, lease, license, guarantee, sale, mortgage, pledge or other disposition of or encumbrance on any material property or assets (including the capital stock of any of its Subsidiaries) outside the ordinary course of business; or

          (j) any acquisition (by any means) of (i) any material amount of assets or (ii) any investment in any stock or other interest in any other person or entity.

          Section 4.10 Taxes.

          (a) Each of the Company and its Subsidiaries has duly filed all material Tax Returns (as defined in Section 4.10(c)) required to be filed by it or appropriate extensions thereof have been properly obtained, all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes (as defined in Section 4.10(c)) required to be paid by the Company and its Subsidiaries, and the Company and each of its Subsidiaries has duly paid or caused to be paid all Taxes shown as due and payable on such Tax Returns in respect of the periods covered by such Tax Returns and, where payment is not yet due, has made adequate provision in the Company's financial statements for payment of all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. The Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company or its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. As of the date hereof, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended 1999, 2000 and 2001. All deficiencies and assessments asserted as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim for Taxes has been asserted in writing by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Company Material Adverse Effect, other than those heretofore paid or provided for in the Company's financial statements. There are no outstanding agreements or waivers in writing extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries. There are no Liens for material Taxes upon the assets of the Company or of any of its Subsidiaries, except Liens relating to current Taxes not yet due. All Taxes which the Company or any of its Subsidiaries have been required by law to withhold or to collect for payment have been duly withheld or collected and paid to the appropriate taxing authority. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, other than the affiliated group of which the Company is the common parent corporation, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. Neither the Company nor any of its Subsidiaries is a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the closing date, and a corresponding recognition of taxable income or gain in a taxable period ending after the closing date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the closing date without the receipt of entitlement to a corresponding amount of cash. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code for any period after the closing date, by reason of any voluntary or involuntary change in accounting method (nor has any Government Authority proposed any such adjustment or change of accounting method).

          (b) As of December 31, 2001, the net operating losses (as defined in Section 172 (c) of the Code) of the Company and its consolidated Subsidiaries for U.S. federal tax purposes that were eligible to be carried forward to taxable years beginning after December 31, 2001, the alternative minimum tax net operating losses (determined under Section 56(d) of the Code) eligible for such carryforward, any research credits (determined under Section 41 of the Code) or other business credits (as defined in Section 38(b) of the Code) that were eligible for such carryforward, and any applicable state net operating losses (the last as of December 31, 2000 rather than December 31, 2001) are each as set forth in the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has engaged in any extraordinary transaction since December 31, 2001, which would have the effect of reducing or limiting the amount of such net operating losses or alternative minimum tax net operating losses eligible to be carried forward to any taxable year beginning after December 31, 2001.

          (c) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, employment, withholding, environmental, ad valorem, alternative or add-on minimum and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be filed with a taxing authority in connection with Taxes.

          Section 4.11 Benefit Plans; Employment-Related Agreements.

          (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are listed on Schedule 4.11(a) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 4.11(a) of the Company Disclosure Schedule, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Purchaser.

          (b) All Benefit Plans covering Employees which are subject to ERISA (the "ERISA Plans") are in substantial compliance with ERISA and the Code. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. No ERISA Plan is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c) Neither the Company nor any ERISA Affiliate (as defined below) nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA. An "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under
Section 4001 of ERISA or Section 414 of the Code. Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

          (d) Except as set forth on Schedule 4.14(d) of the Company Disclosure Schedule, all contributions and payments required to be made under each Benefit Plan have been timely made.

          (e) There is no pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan.

          (f) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement and the Tender and Voting Agreements, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (v) entitle any employees of the Company or any of the Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) except as contemplated by Section 6.5(a), accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or Options, (x) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (g) All Benefit Plans maintained outside of the United States are listed on Schedule 4.11(g) of the Company Disclosure Schedule and each such plan complies in all material respects with applicable local law. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Benefit Plan and there is no pending, or to the knowledge of the Company, threatened litigation relating to any such Benefit Plan.

          Section 4.12 Opinion of Financial Advisor. The Company's Board of Directors and a special committee of the Board of Directors comprised entirely of independent directors (the "Special Committee") have received the opinion of Bear, Stearns & Co., Inc., the Company's financial advisor, to the effect that, as of the date of this Agreement, the Per Share Amount to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders (other than Parent and its affiliates) from a financial point of view, a copy of which opinion has been or will promptly after receipt thereof by the Company be delivered to Parent.

          Section 4.13 Board Approval; Certain Antitakeover Provisions Not Applicable.

          (a) Subject to Section 6.7, the Board of Directors of the Company, at a meeting duly called and held and acting on the recommendation of the Special Committee, have adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interest of the Company's stockholders (other than Parent) that the Company enter into this Agreement and consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and approve and adopt this Agreement (if required by applicable law), (iv) approving the acquisition of the shares of Company Common Stock by Purchaser pursuant to the Offer and the other transactions contemplated by this Agreement, including for purposes of Section 203 of the DGCL and (v) approving the execution and delivery of the Tender and Voting Agreements, including for purposes of Section 203 of the DGCL.

          (b) No state takeover statute (including, without limitation, Section 203 of the DGCL), other than those with which this Agreement complies, applies or purports to apply to the Offer, the Merger, this Agreement or the Tender and Voting Agreements, or any of the transactions contemplated hereby or thereby. The Company does not have a stockholder rights plan or "poison pill."

          Section 4.14 Intellectual Property.

          (a) The following terms have the following meanings as used in this
Section 4.14:

          "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same;
          (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential, proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

          "Intellectual Property Contracts" means all agreements with respect to Intellectual Property (other than contracts in which Intellectual Property is only incidental) to which the Company or the Subsidiaries are a party, including without limitation agreements granting the Company and the Subsidiaries rights to use the Licensed Intellectual Property, nonassertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property (as defined in Section 4.14(b)), trademark coexistence agreements and trademark consent agreements.

          "IT Assets" means the Company's and the Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

          "Licensed Intellectual Property" means Intellectual Property that the Company and the Subsidiaries are licensed or otherwise permitted by other persons to use.

          "Registered" means issued by, registered with, renewed by or the subject of a pending application before a relevant Governmental Entity or internet domain name registrar.

          (b) Section 4.14 of the Company Disclosure Schedule sets forth a true and complete list of all (i) material and/or Registered Intellectual Property owned by the Company and the Subsidiaries, indicating for each Registered item the owner or applicant name, the registration or application number and the applicable filing jurisdiction (collectively the "Scheduled Intellectual Property") and (ii) material Intellectual Property Contracts (other than commercial "off-the-shelf" or "shrink-wrap" software and ordinary course customer agreements of which true and complete representative samples of all current or recent forms used have been provided to Parent prior to the date hereof). Except as would not constitute a Company Material Adverse Effect, the Company and the Subsidiaries exclusively own all Scheduled Intellectual Property and such Scheduled Intellectual Property is not subject to any outstanding order, judgment or decree concerning its use or adversely affecting the Company's or the Subsidiaries' rights thereto. To the Company's knowledge and except as would not constitute a Company Material Adverse Effect, all Scheduled Intellectual Property is valid, subsisting and enforceable. To the Company's knowledge and except as would not constitute a Company Material Adverse Effect, the Company and the Subsidiaries have sufficient rights to use all material Intellectual Property used in their businesses as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the Tender and Voting Agreements. Except as would not constitute a Material Adverse Effect, there is no litigation, opposition, cancellation, proceeding, or claim pending, or to the knowledge of the Company, asserted or threatened ("IP Claims") concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Scheduled Intellectual Property or, to the knowledge of the Company, Licensed Intellectual Property as concerns the Company or the Subsidiaries. To the Company's knowledge and except as would not constitute a Company Material Adverse Effect, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists with respect to the Scheduled Intellectual Property. Except as would not constitute a Company Material Adverse Effect, to the Company's knowledge, no person is infringing upon or misappropriating any Scheduled Intellectual Property right or other Intellectual Property right which the Company or the Subsidiaries holds exclusively.

          (c) Consistent with the Company's strategic decisions from time to time regarding the use of its Trade Secrets (including decisions regarding technology strategy changes and conformance with public standards), the Company and the Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all material Trade Secrets which are owned, used or held by the Company or the Subsidiaries, and to the Company's knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements and those agreements have not been breached. To the Company's knowledge, none of the current employees of the Company or its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or its Subsidiaries in the furtherance of their businesses, which patents or applications have not been assigned to the Company or its Subsidiaries.

          (d) Except as would not constitute a Company Material Adverse Effect, each Intellectual Property Contract is legal, valid, binding and enforceable against the parties, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement and the Tender and Voting Agreements. Except as would not constitute a Company Material Adverse Effect, to the Company's knowledge, no claim has been threatened or asserted to an appropriate legal officer of the Company or the Subsidiaries that the Company or the Subsidiaries or, to the Company's knowledge, another person has breached any Intellectual Property Contract, nor has the Company threatened or asserted any such claim against a counterparty. Except as would not constitute a Company Material Adverse Effect, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Subsidiaries or, to the Company's knowledge, another person, under any material Intellectual Property Contract. No party to any material Intellectual Property Contract has given the Company or the Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such Intellectual Property Contract. Neither the Company nor the Subsidiaries, nor to the Company's knowledge, any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. To the Company's knowledge and except as would not constitute a Company Material Adverse Effect, consummation of the transactions contemplated by this Agreement and the Tender and Voting Agreements will not place the Company or the Subsidiaries in breach or default of any Intellectual Property Contract or trigger any modification, termination or acceleration thereunder. To the Company's knowledge and except as would not constitute a Company Material Adverse Effect, the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment or decree concerning the Company's or its Subsidiaries' use thereof or adversely affecting their rights thereto.

          (e) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications to the extent such documentation and/or specifications exist as of the date hereof. The Company takes all reasonable efforts to ensure that, and to the Company's knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) enable any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company's knowledge, no person has gained unauthorized access to the IT Assets. To the Company's knowledge, none of the IT Assets contain any shareware, open source code or other software which requires the disclosure of any information which would otherwise be a Trade Secret of the Company or any of its Subsidiaries.

          Section 4.15 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby, and that vote is itself not required if the Merger can be effected in compliance with Section 253 of the DGCL.

          Section 4.16 Brokers. No broker, investment banker or other person, other than Bear, Stearns & Co., Inc., the fees and expenses of which are described in the engagement letter between the Company and Bear, Stearns & Co. dated January 8, 2003, a true, correct and complete copy of which has been provided by the Company to Parent prior to the date hereof, and will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          Section 4.17 Environmental Matters.

          (a) Except as has not had and would not be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

               (i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company's knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

               (ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;

               (iii) the operations of the Company and each of its Subsidiaries are in compliance with applicable Environmental Laws;

               (iv) no property currently owned or operated (but only with respect to the portion of the building owned or operated) by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined in Section 4.17(c)); or

               (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

          (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

          Section 4.18 Personal Property, Real Property and Leases.

          (a) The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Each parcel of real property owned or leased by the Company or any of its Subsidiaries is owned or leased, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due, (ii) mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens, and (iv) all matters of record, Liens and other imperfections of title, which, in any of the cases of (i) through (iv), individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

          (b) All leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party and all amendments and modifications thereto are in full force and effect and have not been further modified or amended, and there exists no default under any such lease by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any such Subsidiary, except as, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of its Subsidiaries and all leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party. The Company has provided to Parent true and complete copies of all leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party.

          Section 4.19 Contracts. Other than arrangements between or among the Company and/or its wholly owned Subsidiaries and all Benefit Plans, Employment Related Agreements and Intellectual Property Contracts disclosed in the Company Disclosure Schedule, the Company Disclosure Schedule lists all Contracts that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it or such Subsidiary is, or any of their assets or properties are, bound and which fall within any of the following categories (all Contracts required to be listed in Section 4.19 of the Company Disclosure Schedule, "Material Contracts"):

          (a) joint venture, partnership, stockholder, limited liability company (other than with respect to wholly owned limited liability companies), governance, equity participation and similar Contracts;

          (b) Contracts which contain requirements for payments in excess of $200,000 per year or $500,000 in aggregate, including but not limited to service agreements, leases and other purchasing Contracts;

          (c) Contracts relating to any outstanding commitment for capital expenditures;

          (d) All material content provider (excluding research contributors), distribution, marketing and sponsorship Contracts;

          (e) Contacts with or relating to shareholders of the Company with respect to their shareholdings;

          (f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments or commitments for the borrowing or the lending of money (or providing for the creation of any Lien upon any of the assets) of the Company or any of its Subsidiaries with an aggregate value in excess of U.S. $100,000;

          (g) Contracts associated with off balance sheet financing;

          (h) stock purchase agreements, asset purchase agreements, merger agreements or other acquisition or divestiture agreements;

          (i) Contracts which prohibit or restrict the Company or any of its Subsidiaries from conducting or competing in any line of business, conducting business in any particular geographical area, competing with any person or engaging in any other activity;

          (j) material Contracts with Merrill Lynch & Co. or any of its affiliates;

          (k) Contracts providing or committing to provide funds to, making or committing to make any investment in, or making or committing to make capital contributions to, any entity or business to which the Company or any of its Subsidiaries is a party;

          (l) Contracts relating to investments made or committed to be made by any of the Companies, including any commercial contracts with any such investee companies; and

          (m) any other Contract which is material to the business of the Company and its subsidiaries, taken as a whole, irrespective of amount.

          All Contracts to which the Company or any of its Subsidiaries is a party or by which it or such Subsidiary is bound are valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which, if not so valid and binding, individually or in the aggregate, have not had and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, have not had and would not be reasonably be expected to have, a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          Section 4.20 Customers and Suppliers. Since September 30, 2002 to the date of this Agreement, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any customer or supplier or group of affiliated customers or suppliers which, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect nor any written notice of intent to so terminate, cancel or materially curtail.

          Section 4.21 Transactions with Affiliates. Since December 31, 2001, neither the Company nor any of its Subsidiaries has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), any executive officer or director of the Company or any affiliate of any such executive officer or director (subject to the last sentence of this Section 4.21, each such person being referred to herein as a "Covered Affiliate"). Other than in the ordinary course of business in connection with their employment by the Company, (x) the Contracts do not include any obligation or commitment between the Company or any of its Subsidiaries, on the one hand, and any Covered Affiliate, on the other, (y) the Company's and its Subsidiaries' assets do not include any receivable or other obligation owed by any Covered Affiliate to the Company and
(z) the liabilities reflected on the Company's financial statements do not include any obligation or commitment to any Covered Affiliate. For the sake of clarity, in no event shall the Company or any Subsidiary be considered an affiliate of any executive officer or director of the Company for purposes of this Section 4.21.

          Section 4.22 Labor Matters

          (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (b) Except as has not had and is not reasonably likely to have, whether, individually or in the aggregate, a Company Material Adverse Effect,
(i) the Company and its Subsidiaries have complied with each, and are not in violation of any, applicable employment law or regulation, including, without limitation, any law or regulation relating to anti-discrimination and equal employment opportunities, and (ii) there are, and have been, no violations of any other law or regulation of any Governmental Entity respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits or any employee or other person, including the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act").

          (c) Neither the Company nor any of its Subsidiaries is a party to any agreement which restricts the Company or any Subsidiary from relocating, closing or terminating any of its operations or facilities of any portion thereof.

          (d) Except as has not had and is not reasonably likely to have, whether, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied and are in material compliance with the requirements of the Immigration Reform and Control Act of 1986 and the Immigration and Naturalization Act.

          Section 4.23 Broker-Dealer. Neither the Company nor any of its Subsidiaries is or has been registered or required to be registered as a broker-dealer under the Exchange Act or, to the knowledge of the Company, the laws of any state or foreign jurisdiction.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

          Section 5.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and, in the case of Purchaser, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, has not and is not reasonably likely to prevent or delay the consummation of the Offer or the Merger in any material respect or to impair or delay in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement.

          Section 5.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the Offer, the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser and have been approved by the sole stockholder of Purchaser, and no approval of the shareholders of Parent is required in respect thereof. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

          Section 5.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby, or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or require the giving of notice to or the obtaining of any consent or approval from any third party under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party or to which any of the foregoing's assets are bound, (c) require any filing by Parent or Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filing pursuant to the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or comparable merger and notifications, laws or regulations of foreign jurisdictions, (iv) the filing or deemed filing with the SEC and The NASDAQ Stock Market, Inc. of (A) the Schedule TO, (B) the 13E-3 Transaction Statement,
(C) the Company Proxy Statement, if Company stockholder approval is required by law and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (vi) any announcements or disclosures as may be required under the United Kingdom Listing Authority's (the "UKLA") Listing Rules or by the UKLA, or (vii) any notices as may be required to be given to the Financial Services Authority in connection with Multex Investor Europe), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser, any of their respective affiliates, or any of their respective properties or assets, except in the case of clause (b), (c) or (d) such violations, breaches or defaults which, individually or in the aggregate, have not and are not reasonably likely to prevent or delay the consummation of the Offer and the Merger in any material respect or to impair or delay in any material respect the ability of each of Parent and Purchaser to perform its other obligations under this Agreement.

          Section 5.4 Disclosure Documents.

          (a) At the respective times when they are filed with the SEC or are first published, sent or given to stockholders, the Offer Documents (including any amendments or supplements thereto) will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. None of the Offer Documents or the information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents or the Schedule 14D-9 (including any amendments or supplements thereto) are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Proxy Statement, if required as the case may be, will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing,

Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing specifically for inclusion in any of the foregoing documents or the Offer Documents.

          Section 5.5 Financing. Parent has, and will have, sufficient cash, committed and available lines of credit or other sources of immediately available funds to consummate the purchase of all of the Shares, to satisfy its obligations under Section 6.5 and to pay all related payments, fees and expenses pursuant to the Offer and this Agreement, in each case promptly in accordance with the terms and conditions of this Agreement.

          Section 5.6 Brokers. No broker, investment banker or other person, other than J.P. Morgan plc, the fees and expenses of which will be paid by Parent or its Subsidiaries, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Purchaser.

                                  ARTICLE VI
                                   COVENANTS

          Section 6.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing), except as may be reasonably responsive to an express requirement of law or as otherwise expressly contemplated by this Agreement):

          (a) Maintenance of the Business. The business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, unions, employees and business associates in all material respects;

          (b) Negative Interim Operating Covenants. Neither it nor any of its Subsidiaries shall:

               (i) Corporate Matters - amend its Certificate of Incorporation or Bylaws or comparable organizational documents;

               (ii) Actions Regarding Capital Stock/Stock Issuances -

                    a.   issue, sell, pledge, dispose of or encumber:

                         i. any shares of its capital stock or any shares of
                    capital stock of any of its Subsidiaries, of any class;

                         ii. any securities convertible into or exchangeable or
                    exercisable for any shares of its capital stock of any class or any Voting Debt;

                         iii. any options, warrants, calls, commitments or
                    rights of any kind to acquire any shares of its capital stock of any class or any Voting Debt or any other property or assets,

                    in each case, other than (x) shares of Company Common Stock issuable pursuant to options, warrants and other stock-based awards outstanding on the date hereof, (y) the purchase of shares of Company Common Stock under the Company 1999 Employee Stock Purchase Plan pursuant to payroll deductions previously authorized by eligible employees for the purchase interval in effect on the date hereof and (z) after August 17, 2003, the grant of options to any director, officer or employee of the Company or any Subsidiary in the ordinary course of business consistent with past practice;

                    b. other than in the case of any direct or indirect wholly owned Subsidiary, split, combine, subdivide or reclassify its outstanding shares of capital stock;

                    c. repurchase, redeem or otherwise acquire, directly or indirectly, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

               (iii) Dividends - declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends payable to it or to its direct or indirect wholly owned Subsidiaries by their respective direct or indirect wholly owned Subsidiaries;

               (iv) Dispositions - other than in the ordinary and usual course of business or pursuant to existing contracts or commitments, transfer, lease, license, guarantee, sell, mortgage, pledge, or otherwise dispose of or encumber any material property or assets (including capital stock of any of its Subsidiaries);

               (v) Indebtedness; Acquisitions; Capital Expenditures - (A) incur or modify any material indebtedness other than in the ordinary course of business consistent with past practices or indebtedness existing solely between the Company and its wholly owned Subsidiaries; (B) enter into any Contract providing for payments by the Company or any of its Subsidiaries, or otherwise agree to make any expenditure or agree to incur any liability by or on behalf of the Company or any of its Subsidiaries, in excess of $500,000 in the aggregate; (C) make or authorize or commit for any capital expenditures not reflected in the annual budget delivered to Parent before the date hereof, other than in amounts that are less than $100,000 individually and $300,000 in the aggregate and (D) by any means, make any acquisition of, any material amount of assets or any acquisition of or investment in any stock of or other interest in, any other person or entity;

               (vi) Employee Benefits - (A) prior to August 17, 2003, make any awards under, amend or otherwise modify, any Benefit Plan and thereafter make any such award, amendment or modification other than in the ordinary course of business consistent with past practice; (B) prior to August 17, 2003, permit any newly eligible employees to participate in the Company 1999 Employee Stock Purchase Plan, grant any new purchase rights thereunder, or commence a new purchase interval after the expiration of the current purchase interval; (C) establish, adopt or enter into any new Benefit Plans; (D) prior to August 17, 2003, except as set forth on Schedule 6.1(b)(vi)(D), increase the salary, wage, bonus or other compensation or benefits of any employees, and thereafter increase the salary, wage, bonus or other compensation or benefits of any employees other than in the ordinary course of business consistent with past practices; or (E) hire any employee at a compensation level expected to be more than $125,000 a year;

               (vii) Other Company Rights or Claims - except as disclosed in the Company Disclosure Schedule, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

               (viii) Tax Elections; Accounting Practices; Insurance Policies - neither it nor any of its Subsidiaries shall make any material Tax election or file any material income Tax Refund or implement or adopt any change in its accounting principles or material accounting practices, in all cases other than as may be required by applicable laws or by GAAP, or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and

               (ix) General - neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          Section 6.2 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including those in connection with any governmental antitrust review), (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this

Agreement or the consummation of the Offer and the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Offer and the Merger. Subject to applicable laws and the terms of any relevant agreements with third parties relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will promptly consult the other on, any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. The Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications sent to or received by Parent or the Company and its Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated hereby. Each party shall afford the other party with advance notice of, and a meaningful opportunity to participate in, any such communications to or from Governmental Entities, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Entities. In furtherance of the foregoing, in connection with the receipt of any necessary approvals under the HSR Act or any other comparable laws of foreign jurisdictions, Parent, the Company and their respective Subsidiaries shall be required to take or commit to take any and all actions that may be required with respect to Parent or the Company or any of their respective Subsidiaries or any portions thereof or any of the businesses, product lines, properties or assets of the Parent or the Company or any of their respective Subsidiaries (including, but not limited to, challenging, defending against and appealing any Action, injunction, order or decree that may be taken or issued by or before any Governmental Entity in connection with this Agreement or the transactions contemplated hereby), unless in any such case any such action is reasonably likely to (i) have a Company Material Adverse Effect (without giving effect to the exceptions (i)-(v) thereof) or a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, (ii) require Parent or any of its Subsidiaries to divest or hold separate a material amount of the assets of Parent and its Subsidiaries, taken as a whole or (iii) have a material adverse effect on the benefits expected to be realized by Parent from the transaction.

          Section 6.3 Access to Information. Upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and Purchaser, access, at all reasonable times during the period prior to the Effective Time, to all its properties, facilities, books, Contracts, commitments and records (including Tax Returns) and other information requested by such party, including for purposes of post-acquisition planning and integration planning to the extent requested by Parent, and, during such period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent and Purchaser all information concerning its business, properties and personnel as Parent or Purchaser may request; provided, that (i) no investigation or request pursuant to this Section 6.3 or otherwise as undertaken in connection with the transactions contemplated hereunder, shall affect or be deemed to modify any representation or warranty made by the Company; (ii) the Company in responding to requests from Parent or any Parent representative for access to records or other information of a confidential and competitively sensitive nature may, prior to expiration or termination of the waiting period under the HSR Act, limit such access to Parent's outside accountants, counsel, financial advisors and other outside representatives; and (iii) in no event shall this Section 6.3 be deemed to permit Parent, Purchaser, any of this respective affiliates or any of their respective directors, officers, employees, agents or representatives to conduct any invasive sampling or testing. Any information that is obtained pursuant to this Section 6.3 or any other provision of this Agreement shall be subject to the terms of the Confidentiality Agreement dated December 16, 2002, by and between Reuters America Inc. and the Company (the "Confidentiality Agreement"), and each party hereto will comply with the terms of the Confidentiality Agreement, whether or not a party thereto.

          Section 6.4 Company Stockholders' Meeting.

          (a) If approval of this Agreement and the Merger by the stockholders of the Company is required by law, the Company shall duly give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters as soon as possible following consummation of the Offer. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger to the extent permitted by
Section 6.7. The obligations of the Company contained in the first sentence of this paragraph shall apply and remain in full force and effect regardless of whether the Company or the Special Committee shall have withdrawn its approval or recommendation of this Agreement or the Merger.

          (b) As soon as possible after commencement of the Offer, the Company shall commence preparation of a preliminary Company Proxy Statement related to the Merger and this Agreement, which shall be substantially completed prior to the Initial Expiration Date. Following the consummation of the Offer, if approval of this Agreement and the Merger by the stockholders of the Company is required by law, the Company will, as soon as possible following consummation of the Offer, but in any event within 5 business days, file such preliminary Company Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause a definitive Company Proxy Statement to be mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of and will respond promptly to (i) any comments from the SEC or its staff and (ii) any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly notify Parent thereof and prepare and mail to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to be involved in the drafting of and review and comment upon any Company Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company's stockholders and the Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Subject to Section 6.7, the Company shall include in the definitive Company Proxy Statement the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and shall use all reasonable efforts to solicit from holders of Company Common Stock proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company's Certificate of Incorporation and any other applicable law to effect the Merger.

          (c) Notwithstanding the foregoing, if the number of shares of Company Common Stock owned by Parent, Purchaser and any other affiliate of Parent collectively immediately following consummation of the Offer shall constitute at least 90 percent of the outstanding shares of Company Common Stock, and provided that the conditions to the Company's obligations set forth in Section
7.1 shall have been satisfied or waived, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as possible, but in any event within two business days, after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL. Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Purchaser, Parent or any Subsidiary of Parent or with respect to which Parent then has the right to vote, if any, to be voted in favor of the approval and adoption of this Agreement and the approval of the Merger.

          Section 6.5 Company Stock Option Plan; Warrants.

          (a) The Company shall take, and shall cause each plan administrator to take, such actions as may be necessary such that, at the Effective Time, each Option, whether or not exercisable, outstanding pursuant to the Company Stock Option Plan, the BuzzCompany.com Inc. 1999 Stock Option Plan, the 1995 Market Guide Key Employee Incentive Plan, the 1995 Market Guide Independent Directors Stock Incentive Plan, and any other option plan, agreement or arrangement, shall be cancelled and, except for those Options described in paragraph (b) below, only entitle the holder thereof, upon surrender thereof, to receive an amount in cash from the Company equal to the result of multiplying the total number of shares of Company Common Stock previously subject to such unexercised Option by the positive difference, if any, between the Per Share Amount and the per Share exercise price of such Option. No Options shall be outstanding from and as of the Effective Time.

          (b) Effective at the Effective Time, Parent shall cause to be established a restricted share program with respect to cancelled Options that
(i) were previously issued under the Company Stock Plan pursuant to the Plan's "Discretionary Option Grant Program", (ii) were not fully vested or exercisable as of immediately prior to the Effective Time, (iii) had an exercise price of less than the Per Share Amount and (iv) are described on Schedule 6.5(b) (such Options, "Program 1 Options").

          Under the restricted share program, Parent shall make all necessary arrangements so that each holder of a cancelled Program 1 Option (an "Optionee") can be awarded an entitlement from the Reuters Employee Share Ownership Trust (the "Trust") to a number of Reuters Group PLC ordinary shares, nominal value (pound)0.25 per share (the "Ordinary Shares"), equal to the number of shares of Company Common Stock for which such holder's Program 1 Option would have become exercisable had it not been cancelled (the "Option Shares"), multiplied by the Restricted Share Exchange Ratio (as hereinafter defined), rounding any fractional Ordinary Shares to the nearest whole share. The "Restricted Share Exchange Ratio" shall mean (i) the difference between the Per Share Amount and the per share exercise price of the Program 1 Option (the "Option Spread Amount") divided by (ii) the dollar equivalent (as determined by Parent on or about the applicable Vesting Date) of the average of the closing middle market quotation for an Ordinary Share derived from the Daily Official List of the London Stock Exchange for the ten consecutive trading days in the period ending five days prior to the Effective Time. The Ordinary Shares allocated to each Optionee shall vest on each Vesting Date in the same proportion that the Program 1 Options would have vested. "Vesting Date" means each date after the Effective Time on which the Optionee's Program 1 Options would have become exercisable had they not been cancelled as of the Effective Time. An Optionee shall have no rights with respect to any Ordinary Shares until the applicable Vesting Date.

          Parent shall make all necessary arrangements so that on each Vesting Date the Trustee transfers to each Optionee (i) in the case of non-U.S. based employees, the Ordinary Shares vesting on such date or (ii) in the case of U.S. based employees, a number of American Depositary Shares representing such vested Ordinary Shares, rounded down to the nearest whole number of American Depositary Shares (in each case, the "Transferred Securities"). If, on the trading day immediately preceding the date of receipt of such Transferred Securities, the reported last sale price per Transferred Security in the regular trading session on the principal national securities exchange or inter-dealer quotation system on which it is listed or admitted to trading multiplied by the total number of Transferred Securities transferred to an Optionee on the Vesting Date (converted to the U.S. dollar equivalent as determined by Parent on or about the applicable Vesting Date, in the case of Ordinary Shares) is less than the Option Spread Amount multiplied by the number of Option Shares that would have been issuable to the Optionee under the Program 1 Option on the date of receipt of such Transferred Securities, Parent shall pay, or cause to be paid, to the Optionee the difference in cash in the Optionee's local currency (such amount, the "Additional Payment").

          The Program 1 Options will be governed by the additional terms set forth on Schedule 6.5(b).

          The Company acknowledges and agrees that the restricted share program described in this Section 6.5(b) satisfies the requirements of Article II of the Company Stock Option Plan.

          (c) At or immediately before the Effective Time, each then outstanding Warrant shall be converted into an obligation of the Surviving Corporation to pay upon exercise thereof, and a right of the holder thereof to receive in full satisfaction of such Warrant, cash in an amount in respect thereof equal to the product of (A) the Merger Consideration less the exercise price per share of Company Common Stock subject to such Warrant and (B) the number of shares of Company Common Stock subject to such Warrant. Parent shall make the payment of the amount determined in accordance with the foregoing sentence after the Effective Time promptly upon any exercise by a holder of such Warrant in accordance with its terms.

          Section 6.6 Company Benefit Plans.

          (a) From the Effective Time through the first anniversary of the Effective Time (the "Benefit Continuation Period"), Parent shall, or shall cause the Surviving Corporation to, continue to provide to each individual who is a U.S.-based employee of the Company and its Subsidiaries as of the Effective Time with the compensation and benefits set forth on Schedule 6.6(a)(i). If the employment of any U.S.-based employee is terminated during the Benefit Continuation Period without cause for reasons including, but not limited to, job elimination, reduction in work force, plant-closing, sale of business, reorganization and consolidation, Parent shall, or shall cause the Surviving Corporation to provide that employee with severance as set forth on
Schedule 6.6(a)(ii) for each year of service with Parent and each year of service with the Company or its Subsidiaries from the most recent date of hire of the employee by the Company or its Subsidiaries, provided that in no event will service that would not have been credited under a comparable plan of the Company be counted.

          (b) From the Effective Time through the six month anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to provide to each individual who is a non-U.S.-based employee of a foreign Subsidiary of the Company as of the Effective Time the compensation and benefits set forth on Schedule 6.6(b).

          (c) Parent shall cause each U.S.-based and, to the extent possible under the relevant jurisdiction, non-U.S.-based employee to be given credit for all service with the Company and its Subsidiaries for purposes of eligibility for participation and vesting under all benefit plans, policies and arrangements of Parent, the Surviving Corporation and its Subsidiaries, in which that employee is eligible to participate and to the extent such credit was given by the Company's applicable employee benefit plan, policy or arrangement.

          (d) With respect to each U.S.-based and, to the extent possible under the relevant jurisdiction, non-U.S.-based employee who becomes a participant in any welfare benefit plan of Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation, Parent shall cause any pre-existing medical condition restrictions contained in that welfare benefit plan to be waived with respect to that employee and his or her eligible dependents and shall cause the out-of-pocket payments of that employee and his or her eligible dependents made in the year during which the employee switches participation from the Company's welfare benefit plans to welfare benefit plans maintained by Parent to be credited under such welfare benefit plan for purposes of the deductible and maximum out-of-pocket limits applicable under that welfare benefit plan in the same manner that such payments would have been credited under that welfare benefit plan if the employee and his or her eligible dependents had been covered under such welfare benefit plan when those expenses were incurred.

          (e) Nothing in this Section 6.6 shall be deemed to in any way restrict the ability of the Surviving Corporation to terminate any employee or terminate, modify or institute any compensation arrangement or Benefit Plan of the Surviving Corporation.

          (f) If in the course of discussions between the parties, Parent determines that one or more Benefit Plans needs to be amended, modified or terminated, the Company and its Subsidiaries shall take all actions reasonably requested by Parent, to the extent permitted under any such Benefit Plan, to so amend, modify or terminate, and, if reasonably necessary or appropriate, obtain applicable determination letters in connection with such action.

          Section 6.7 No Solicitation.

          (a) If any inquiry or proposal is received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its officers, directors, employees listed in the third paragraph of the Standstill Agreement (as defined in Section 9.7), investment bankers, attorneys, accountants or other agents, in each case, in connection with a Takeover Proposal (as defined below) (a "Takeover Proposal Interest"), then the Company shall promptly provide Parent with written notice of that Takeover Proposal Interest, which notice shall (i) identify the name of the person indicating such a Takeover Proposal Interest and the material terms and conditions of any Takeover Proposal and (ii) include a copy of any written Takeover Proposal Interest or Takeover Proposal that may have been submitted by such third party as part of its expression of Takeover Proposal Interest; provided that once any such notice is provided by the Company, the Company shall not have any further obligation to provide any updates or notices regarding either discussions with or information provided to that third party or discussions, negotiations or other developments with respect to that Takeover Proposal or any Takeover Proposal thereafter submitted by that third party, except as otherwise expressly set forth in clause (C)(iv) of Section 6.7(b). For purposes of this Agreement, "Takeover Proposal" means any proposal (including, without limitation, any proposal or offer to stockholders of the Company), other than a proposal by Parent or any of its affiliates, for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving, or any purchase of, all or any significant portion of the consolidated assets of the Company and its Subsidiaries, or 5 percent or more of the equity securities of the Company.

          (b) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any person with respect to any Takeover Proposal and, except in compliance with and in the circumstances described in clause (C) of this Section 6.7(b), shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other advisor) of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or facilitate any inquiries or the making of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information or data with respect to or in furtherance of, or facilitate any effort or attempt to make or implement, any Takeover Proposal or
(iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; provided, however, that

               (A) the Company may take such actions as are required by the Exchange Act with regard to any Takeover Proposal,

               (B) until the earlier of (x) Purchaser's purchase of shares of Company Common Stock pursuant to the Offer and (y) obtaining the affirmative vote required to approve the Merger as set forth under
          Section 4.15, the Company may participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited bona fide written Takeover Proposal by any person made after the date hereof, but only if (1) the Board of Directors of the Company or the Special Committee determines, in good faith, that
          (x) taking such action is reasonably likely to be required by their fiduciary duties under applicable law and (y) taking that action has a reasonable prospect of resulting in the receipt by the Company of a Superior Proposal and (2) the Company shall have entered into a confidentiality and standstill agreement with that person that is at least as restrictive to that person as the Confidentiality Agreement and the Standstill Agreement; and

               (C) the Company may recommend any unsolicited bona fide written Takeover Proposal to the stockholders of the Company, may withdraw or modify its recommendation of the Offer, the Merger and this Agreement and may terminate this Agreement and enter into any agreement regarding a Takeover Proposal, if and only to the extent that, in the cases of this clause (C), (i) the Board of Directors of the Company or the Special Committee determines in good faith by resolution duly adopted that such Takeover Proposal is a Superior Proposal (as defined below), (ii) the Board of Directors of the Company or the Special Committee determines in good faith after consultation with and advice from its outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the directors' fiduciary duties under applicable law, (iii) the Company shall have executed with the person making such Takeover Proposal a confidentiality agreement containing terms and provisions at least as restrictive to such third party as those contained in the Confidentiality Agreement and the Standstill Agreement and (iv) two business days have elapsed following the Company's delivery to Parent of written notice advising Parent that the Company's Board of Directors or the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing Parent a copy of any written Superior Proposal; provided, however, that the Company shall not terminate this Agreement or enter into an agreement with respect to a Superior Proposal unless in addition the Company (1) has provided Parent written notice that it intends to terminate this Agreement, (2) within a period of two business days following the delivery of the written notice referred to in this clause (iv) above, if Parent proposes adjustments in the terms and conditions of this Agreement, but the Company Board of Directors or the Special Committee determines, in its good faith judgment (after receiving the advice of its financial advisor and after considering such proposed adjustments and negotiations relating thereto), that the Agreement as so proposed to be adjusted is not as favorable to the Company's stockholders as such Superior Proposal and
          (3) at least two business days after the Company has provided the written notice referred to in this clause (iv) above, the Company delivers to Parent (x) a written notice of termination of this Agreement pursuant to this Section 6.7(b) and Section 8.1(d) and (y) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined in Section 8.2(b)).

Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee listed in the third paragraph of the Standstill Agreement, agent or representative (including any investment banker, attorney, accountant or other advisor) of the Company or any of its Subsidiaries shall be deemed to be a breach of this paragraph by the Company. The Company shall promptly provide to Parent any non-public information regarding the Company provided to any other person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other person. For purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a person other than Parent, Purchaser or an affiliate thereof (i) which is for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving, or any purchase or acquisition of, (A) more than fifty percent of the voting power of the Company's capital stock or (B) all or substantially all of the consolidated assets of the Company and its Subsidiaries, (ii) which is otherwise on terms which the Company's Board of Directors or the Special Committee determines in good faith after consultation with its independent financial advisors would result in a transaction that, if consummated, is more favorable to the Company's stockholders, from a financial point of view, than the Offer and Merger (or, if applicable, any proposal by Parent to amend the terms of this Agreement), taking into account all the terms and conditions of such proposal, the likelihood of the transaction contemplated by such proposal being completed, and all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed, and (iii) the failure of which to accept or recommend by the Company's Board of Directors or the Special Committee would be reasonably likely to constitute a breach of the directors' fiduciary duties under applicable law.

          (c) The Company shall promptly inform the individuals or entities referred to in the second sentence of Section 6.7(b) of the obligations undertaken in this Section 6.7. The Company shall promptly require and ensure that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Takeover Proposal return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries.

          Section 6.8 Notification of Certain Matters. The Company will give prompt notice to Parent and Purchaser, and Parent (or Purchaser, as the case may be) will give prompt notice to the Company, of (a) any notice or other communication from any person alleging that the consent of that person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the provisions of
Article IV or V or that relate to the transactions contemplated by this Agreement.

          Section 6.9 Public Announcements. The Company, Parent and Purchaser will consult with each other and provide each other a meaningful opportunity to review and comment on, before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public statements prior to such consultation and review and comment process, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with or the listing rules of The Nasdaq Stock Market, Inc. or the UKLA. In addition, the Company shall give Parent and its counsel and Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any documents to be filed with the SEC by the Company or Parent, as the case may be, or any other public statements of the Company or Parent, as the case may be, to be made, to the extent such filings or statements contain information concerning the Company's or Parent's, as the case may be, financial condition or results of operations, prior to their being filed with the SEC or publicly released, and the Company or Parent, as the case may be, agrees to give reasonable consideration to the comments of Parent and its counsel or the Company and its counsel, as the case may be, in respect thereof.

          Section 6.10 State Takeover Laws. If any "fair price", "control share acquisition" or "business combination" statute or other takeover or tender offer statute or regulation shall become or is deemed to become applicable to the transactions contemplated by this Agreement or the Tender and Voting Agreements, each of Parent, Purchaser and the Company and their respective Boards of Directors shall, subject to its fiduciary duties and in consultation with its outside legal counsel, take all action necessary to render such statute inapplicable to the foregoing.

          Section 6.11 Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) The Surviving Corporation shall indemnify and hold harmless all current and former officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties)" to the fullest extent permitted by applicable law and to the same extent and subject to the same terms as such persons are currently indemnified by the respective Certificates of Incorporation and Bylaws of the Company and of its Subsidiaries and under any indemnification agreement with the Company, for acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby).

          (b) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the Company's Certificate of Incorporation and
Article VIII of the Company's Bylaws, as the same may exist on the date of this Agreement.

          (c) For a period of not less than six years from the Effective Time, the Surviving Corporation shall provide directors' and officers' insurance and indemnification policy in favor of the Indemnified Parties in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of transactions contemplated hereby) of at least the same coverage (with carriers at least substantially comparable to in claims paying rating to the Company's existing carriers) containing terms and conditions which are not at least as advantageous to the Indemnified Parties as those contained in the directors' and officers' insurance and indemnification policy maintained by the Company on the date of this Agreement; provided, that (i) unless Parent otherwise elects by written notice to the Company at least 7 days before the consummation of the Offer, the Company shall be entitled to purchase (or, if Parent so directs, the Company shall be required to purchase) a directors' and officers' insurance and indemnification policy in connection with the Surviving Corporation's obligations under this
Section 6.11(c) at least 1 day before the final Expiration Date, so long as the cost of that policy does not exceed $2 million and (ii) if the Company so elects or is so directed by Parent and this policy is so purchased, then the Surviving Corporation shall be deemed to have satisfied its obligations under this Section 6.11(c) in full.

          (d) The provisions of this Section 6.11 are intended for the benefit of, and shall be enforceable by, all Indemnified Parties and their respective heirs and personal representatives, and such persons shall be entitled to reimbursement by the Surviving Corporation of fees and expenses (including reasonable attorneys' fees) incurred to enforce the terms of this section.

          (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then the obligations of Parent or the Surviving Corporation, as the case may be, that is set forth in this Section
6.11 shall survive such consolidation, merger or transfer, and then, and, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11. Parent shall be responsible for any breach by the Surviving Corporation of the provisions of this Section 6.11. Any Indemnified Party wishing to claim indemnification under this Section 6.11 from the Surviving Corporation (or Parent in accordance with the terms of this Section 6.11), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation or Parent, as the case may be, thereof, but in no event shall the failure to give any such notice promptly affect the respective rights and obligations of the parties hereto under this Section 6.11, unless that failure materially prejudices the Surviving Corporation (and then only to the extent of that material prejudice). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation, as the case may be, shall have the right to assume the defense thereof and Purchaser or the Surviving Corporation, as the case may be, shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between Purchaser and the Indemnified Parties (or among the Indemnified Parties) that make such assumption unadvisable, in which case the Indemnified Parties may retain counsel, reasonably satisfactory to the Surviving Corporation or Parent, as the case may be, and Purchaser shall pay the reasonable legal expenses of such Indemnified Party or Parties (but in no event shall the Surviving Corporation be liable for the fees and expenses of more than one counsel (other than local counsel) for the Indemnified Parties, or, in the event of such a conflict of interest among the Indemnified Parties than for each such conflicted Indemnified Party), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the

Surviving Corporation or Parent, as the case may be, shall not be liable for any settlement effected without its prior written consent; provided, that the Surviving Corporation or Parent, as the case may be, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                                  ARTICLE VII
                                   CONDITIONS

          Section 7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

          (a) Stockholder Approval. If required by applicable law, this Agreement (insofar as it relates to the Merger) and the Merger shall have been approved and adopted by the requisite affirmative vote or consent of the holders of the shares of Company Common Stock in accordance with applicable law, and the Company's Certificate of Incorporation and the Company's Bylaws.

          (b) Purchase of Shares. Purchaser shall have accepted for purchase and paid for shares of Company Common Stock pursuant to the Offer.

          (c) No Injunctions or Restraints. No statute, rule or regulation shall have been enacted, promulgated or otherwise be in effect by any Governmental Entity and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or impairing the consummation of the Merger in any material respect shall be in effect on the Closing Date.

                                 ARTICLE VIII
                                  TERMINATION

          Section 8.1 Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at:

          (a) Any time before the Effective Time, whether before or after stockholder approval thereof, by mutual written consent of Parent and the Company;

          (b) By either Parent or the Company (i) if, prior to the purchase of the Company Common Stock in the Offer, a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and that judgment, injunction, order or decree shall have become final and nonappealable, or (ii) if the Offer has not been consummated by October 17, 2003 (subject to the right of either party to extend such date in one-month increments upon no less than 5 days and no more than 15 days prior written notice to the other party, for an aggregate extension of no more than nine months, in all cases only in the circumstance where the Offer has not been consummated by October 17, 2003 due (whether in whole or in part) to the failure of any of the conditions set forth in any of clauses (ii), (iii)(c), (iii)(e) or (iii)(f) of Annex A) (either such date, the "End Date"); provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by such date;

          (c) By Parent, at any time prior to the purchase of the Company Common Stock pursuant to the Offer, if (i) the Company's Board of Directors shall have withdrawn, modified, or changed its recommendation in respect of this Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, to Parent or to the Purchaser, (ii) the Company's Board of Directors shall have recommended any proposal other than by Parent or the Purchaser in respect of a Takeover Proposal, (iii) (A) the Company shall have continued to violate or breach in any material respect any of its obligations under Section
6.7 after 10 business days' prior written notice thereof from Parent or (B) the Company shall have violated or breached in any material respect any of its obligations under Section 6.7 or (iv) the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in paragraph (b) or (c) of Annex A hereto, and that breach cannot be cured or remedied by the End Date, but only after 10 days' prior written notice of that breach by Parent to the Company; or

          (d) By the Company (i) pursuant to and in compliance with Section 6.7(c), (ii) if the Purchaser shall have failed to commence the Offer within ten business days following the date of this Agreement, unless such failure to commence the Offer is due in any way to any action or failure to act on the part of the Company or (iii) if, at any time prior to the consummation of the Offer, Parent or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement, and such material breach cannot be cured or remedied by the End Date, but only after 10 days' prior written notice of that breach by the Company to Parent.

          Section 8.2 Effect of Termination.

          (a) In the event of the termination of this Agreement as provided in
Section 8.1 (other than clause (a) thereof), written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the last sentence of Section 6.3, this Section 8.2 and Article IX, which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.3 and 8.2, and (ii) subject to
Section 8.2(f), nothing herein shall relieve any party from liability for any willful breach of this Agreement or from fraud.

          (b) If any of the following shall occur:

               (i) Parent shall have terminated this Agreement pursuant to any of Section 8.1(c)(i), Section 8.1(c)(ii) or Section 8.1(c)(iii)(A),

               (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i),

               (iii) if both (x) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) and at any time between the commencement of the Offer and the date of such termination, there shall have been commenced, publicly proposed or communicated to the holders of shares of Company Common Stock a Takeover Proposal and (y) a Qualifying Takeover Event shall have occurred within 9 months following that termination, or

               (iv) if Parent shall have terminated this Agreement pursuant to
          Section 8.1(c)(iii)(B), and a Qualifying Takeover Event shall have occurred within 9 months following that termination,

then the Company shall pay to Parent a termination fee (the "Termination Fee") of $5.5 million, which amount shall be payable by wire transfer to such account as Parent may designate in writing to the Company. The Company shall pay the Termination Fee to Parent (x) within 5 business days of any termination described in Section 8.2(b)(i), (y) as a precondition to any termination described in Section 8.2(b)(ii) (as further contemplated by Section 6.7(b)) and
(z) on the date that the Company shall have executed and delivered a definitive agreement providing for the Qualifying Takeover Event (or on the date that the relevant person becomes the beneficial owner of the Company Common Stock that gave rise to the Qualifying Takeover Event, as applicable) in connection with any termination described in either Section 8.2(b)(iii) or Section 8.2(b)(iv).

          (c) For purposes of this Agreement, the term "Qualifying Takeover Event" shall mean that either of the following shall have occurred: (i) the Company shall have entered into a definitive agreement with respect to any Takeover Proposal providing for the purchase or acquisition of more than fifty percent of either (A) the voting power of the Company's capital stock or (B) the assets of the Company and its Subsidiaries (judged either by their fair market value or the consolidated revenue of the Company that is generated therefrom, whichever percentage is higher) or (ii) any third party shall have otherwise become the beneficial owner of more than fifty percent of the voting power of the Company Common Stock.

          (d) Except as provided in this Section 8.2, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (e) The Company acknowledges that the agreements contained in paragraphs (b) and (c) of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay promptly any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent or any of its affiliates commences a suit that results in a judgment against the Company for any such amount, the Company shall also pay to Parent or such affiliate their costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the base rate of Citibank, N.A. from the date such payment was due under this Agreement.

          (f) Except in the case of any termination of this Agreement pursuant to Section 8.1(c)(iii)(A), any payment by Company of the full Termination Fee pursuant to this Section 8.2 shall relieve the Company, each of its affiliates and each of their respective directors, officers, employees, agents and representatives from any further liability, obligation or damages under any provision of this Agreement or otherwise in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE IX
                                 MISCELLANEOUS

          Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of a party that by its terms expressly contemplates performance after the Effective Time or the survival of this Article IX after the Effective Time.

          Section 9.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders, or which reduces the amount or changes the kind of consideration to be received in exchange for the shares of Company Common Stock, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in a prior written instrument signed on behalf of the party against whom the extension or waiver is to be effective by a duly authorized officer of such party setting forth in detail the extension or waiver.

          Section 9.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

          (a) if to Purchaser or Parent to:

              Proton Acquisition Corporation
              c/o Reuters America Inc.
              3 Times Square - 20th Floor
              New York, New York 10036
              United States of America
              Attention:  General Counsel
              Telecopy No.: 646-223-4237

              Reuters Group Plc
              4th Floor
              85 Fleet Street
              London EC4P 4AJ
              United Kingdom
              Attention:  General Counsel
              Telecopy No.: 011-44-207-542-5896

              with copies to:

              Sullivan & Cromwell llp
              125 Broad Street
              New York, New York 10004
              Attention:   John Evangelakos
                           Stephen M. Kotran
              Telecopy No.: (212) 558-3588

          (b) if to the Company, to:

              Multex.com, Inc.
              100 William Street
              7th Floor
              New York, NY 10038
              Attention: General Counsel
              Telecopy No.: (212) 607-2400

              with copies to:

              Davis, Polk & Wardwell
              450 Lexington Avenue
              New York, New York  10017
              Attention:  Phillip Mills
              Telecopy No.: (212) 450-3618

or to any other address or facsimile number as that party may hereafter specify for this purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received before 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed to include the Company Disclosure Schedule and the other Annexes hereto and all references to "herein", "hereof", "hereunder", and all similar references shall include both the Company Disclosure Schedule and the other Annexes hereto. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation". References to the "Company" include the Subsidiaries of the Company unless the context clearly requires otherwise. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to February 17, 2003. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided that in no event will Parent or Purchaser, on the one hand, or the Company or any of its Subsidiaries, on the other, be considered an affiliate of the other such party(ies). The phrase "to the knowledge of the Company" and similar phrases refer, as to any given fact, to the actual knowledge of that fact by the executive officers and directors of the Company. As used in this Agreement, any reference to a "Company Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) (A) the exercise of any termination or other right by any third party to, or the loss of any right of (or the imposition of any obligation on) the Company or any Subsidiary under, any Contract listed on
Section 4.4 of the Company Disclosure Schedule (and a true and accurate copy of which has been made available by the Company to Parent before the date of this Agreement), but only if and to the extent that the exercise or loss of the foregoing right or the imposition of the foregoing obligation actually resulted or potentially could result from the change of control of the Company that would occur as a result of the consummation of the transactions contemplated hereby or (B) any other expiration of the term, or other termination by any third party, of any Contract listed on the Company Disclosure Schedule in accordance with its terms, but only if and to the extent that there is clear evidence that the failure to renew, or the decision to terminate, any such Contract is primarily attributable to the transactions contemplated hereby,
(ii) changes, circumstances, or conditions affecting the financial services industry or the information services industry generally, (iii) changes in general United States or global economic, regulatory or political conditions or in any financial market or in the financial markets generally, (iv) changes in applicable law or regulation or in GAAP after the date of this Agreement or (v) any act of war or terrorism (other than any act of terrorism directly upon or in the vicinity of the facilities, systems, operations or general personnel of the Company and/or its Subsidiaries).

          Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the annexes and the documents and the instruments referred to herein), the Confidentiality Agreement and the letter agreement, dated January 29, 2003, between the Company and Reuters America Inc. (the "Standstill Agreement") (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than Section 6.11, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

          Section 9.8 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE, EXECUTED, DELIVERED AND PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW, EXCEPT AS OTHERWISE REQUIRED BY THE DGCL.

          Section 9.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Purchaser may assign this Agreement and any of its rights, interests and obligations hereunder to any direct or indirect Subsidiary of Parent without such prior written consent, but no such transfer or assignment shall relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          Section 9.11 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon such determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 9.12 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 9.2 or an extension or waiver pursuant to
Section 9.3 shall, in order to be effective, require (a) in the case of Parent or Purchaser, action by its duly authorized designee, (b) in the case of the Company before consummation of the Offer, action by the Special Committee or the duly authorized designee thereof and (c) in the case of the Company following consummation of the Offer, action by the affirmative vote of a majority of the Independent Directors, if any, shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement, (iv) amend the Company's Certificate of Incorporation or Bylaws or
(v) approve any transactions between the Company and any of its Subsidiaries, on the one hand, and Parent, Purchaser or any of their respective affiliates, on the other. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

          Section 9.13 Jurisdiction. Each of Parent, the Purchaser and the Company hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the "Delaware Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

          Section 9.14 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule (e.g., Section 4.4 thereof) shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement (i.e., Section 4.4 hereof) and (b) any other representation(s) and warranty(ies) of the Company that is (are) contained in this Agreement, but only if the relevance of that reference as an exception to (or, as applicable, a disclosure for purposes of) such representations(s) and warranty(ies) would be readily apparent to a reasonable person who has read that reference and such representation(s) and warranty(ies).

                 [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          REUTERS GROUP PLC


                                          By: /s/ Christopher Ahearn
                                              ----------------------------------
                                              Name:  Christopher Ahearn
                                              Title: Attorney-in-Fact


                                          PROTON ACQUISITION CORPORATION


                                          By: /s/ Christopher Ahearn
                                              ----------------------------------
                                              Name:  Christopher Ahearn
                                              Title: President


                                          MULTEX.COM, INC.


                                          By: /s/ Isaak Karaev
                                              ----------------------------------
                                              Name:  Isaak Karaev
                                              Title: Chairman and
                                                     Chief Executive Officer

                                    ANNEX A
                                       to
                          Agreement and Plan of Merger


          Conditions of the Offer. Notwithstanding any other provision of the Offer, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Company Common Stock, if (i) there shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with the number of shares of Company Common Stock owned by Parent, Purchaser or any of their respective affiliates, if any, that represents at least a majority of the total issued and outstanding shares of Company Common Stock (assuming the exercise of all options, warrants and other rights to purchase shares of Company Common Stock which are then or which will be within six months thereafter vested and exercisable) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have terminated or expired or any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions shall not have terminated, expired or otherwise been satisfied or
(iii) on the relevant Expiration Date, any of the following events shall have occurred and be continuing:

          (a) (i) the representations and warranties of the Company contained in the Merger Agreement that are qualified by, or contain exceptions relating to, materiality, Company Material Adverse Effect or any similar standard or qualification, were not true and correct in all respects as of the date of this Agreement, except to the extent expressly made as of an earlier date, in which case as of such earlier date, (ii) the representations and warranties of the Company that are not so qualified or do not contain any such exceptions, were not true and correct in all material respects as of the date of this Agreement, except to the extent expressly made as of an earlier date, in which case as of such earlier date, or (iii) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement;

          (b) except for the Agreed Representations (as defined in this Annex
     A) and the representations and warranties contained in Sections 4.6(a) and
     4.6 (b) of the Merger Agreement, the representations and warranties of the Company that are contained in the Merger Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification), are not true and correct on either (as applicable) (i) the relevant Expiration Date if a Condition Termination Date has not previously occurred or (ii) on the Condition Termination Date, in each case, as if made at and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), and, in either such case, those inaccuracies have had or are reasonably likely to have, whether individually or in the aggregate, a Company Material Adverse Effect as of the relevant Expiration Date (in the case of clause
     (i) of this condition) or as of the Condition

     Termination Date (in the case of clause (ii) and which inaccuracies, in the case of clause (ii), shall not have been previously cured to the extent sufficient to satisfy this condition by the relevant Expiration
     Date);

          (c) (i) each of the Agreed Representations of the Company that are contained in the Merger Agreement that are qualified by, or contain exceptions relating to, materiality, Company Material Adverse Effect or any similar standard or qualification, are not true and correct in all respects as of the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), or (ii) each of the Agreed Representations of the Company that are contained in the Merger Agreement that are not so qualified or do not contain any such exceptions, are not true and correct in all material respects as of the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date);

          (d) the representations and warranties contained in Sections 4.6(a) and 4.6(b) of the Merger Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification), are not true and correct on the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), and any such inaccuracy(ies) has (have) had or is (are) reasonably likely to have, whether individually or in the aggregate, a Company Material Adverse Effect as of the relevant Expiration Date;

          (e) there shall have been instituted, pending or threatened in writing any Action that has been brought by any Governmental Entity which has a reasonable prospect of success: (i) challenging or seeking to, or which is reasonably likely to, make illegal or otherwise directly or indirectly restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to obtain any material damages relating to the transactions contemplated by the Offer or the Merger; (iii) seeking to prohibit, or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or any material portion of their or the Company's business, license or other assets (including the business, license or other assets of their respective affiliates and Subsidiaries), or to compel Parent or Purchaser to dispose of or hold separate all or any material portion of Parent's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and Subsidiaries) as a result of the transactions contemplated by the Offer or the Merger; (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock including, without limitation, the right to vote the shares of Company Common Stock purchased by them or their affiliates on an equal basis with all other shares of Company Common Stock on all matters properly presented to the stockholders; or (v) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any shares of Company Common Stock;

          (f) any event, change or development shall have occurred or been discovered before (i) the relevant Expiration Date if a Condition Termination Date has not


                                     A-2-
     previously occurred or (ii) the Condition Termination Date, which, in either such case, on or before that date, has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and which Company Material Adverse Effect, in the case of clause
     (ii), shall not have been cured by the relevant Expiration Date;

          (g) any applicable law or regulation makes acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer illegal or otherwise prohibited;

          (h) any judgment, injunction, order or decree of any court or Governmental Authority having competent jurisdiction enjoins Purchaser from accepting for payment of, and paying for, the shares of Company Common Stock pursuant to the Offer or the Company or Parent from consummating the Merger is entered;

          (i) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms, or Parent or Purchaser shall have reached an agreement in writing with the Company providing for termination of the Offer;

          Without limiting the parties' respective rights and obligations under
Article VIII of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition or may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion, except that Parent and Purchaser may not waive the Minimum Condition without the prior written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

          Capitalized terms used, but not defined, herein shall have the meaning given to such terms in the Merger Agreement. For purposes of the Merger Agreement and this Annex A, the following terms shall have the following meanings:

          (i) "Condition Termination Date" shall mean June 17, 2003, but only if, on June 17, 2003, any condition set forth in any of clauses (ii),
     (iii)(e), (iii)(g) or (iii)(h) of this Annex A shall not have been satisfied, other than such as is primarily due to or primarily arising out of any act or omission for which the Company or any of its affiliates are responsible; and

          (ii) "Agreed Representations" shall mean the representations and warranties of the Company that are contained in Sections 4.2, 4.3, 4.4(i), 4.4(iii), 4.7, 4.9(g), 4.13(b), 4.15, 4.16 and 4.20 of the Merger
     Agreement.


                                     A-3-